News release

Media Contact: Kelly Young
317-209-4264 • kelly.young@aes.com

AES Indiana announces its acquisition of the Petersburg Solar Project adding new technologies and economic benefits to Pike Co.

The plan includes the acquisition of a 250-megawatt solar + 180-megawatt hour storage facility

INDIANAPOLIS, (DATE) -- AES Indiana, a subsidiary of The AES Corporation (NYSE: AES), today announced plans to acquire and construct a 250 MW solar + 180MWh energy storage facility in Pike County, Ind., 125 miles southwest of downtown Indianapolis. The Petersburg Solar Project is the next step toward AES Indiana’s transition to greener and smarter solutions to meet the state’s future energy needs.

“The Petersburg Solar Project is a win-win solution that adds new technologies to our generation fleet, while also keeping economic benefits right here in Indiana,” said Kristina Lund, AES Indiana President and CEO. “We are excited to evolve our long-time partnership with Pike County, a community that has helped support and power the needs of Indianapolis for 50 years.”

Connected to AES Indiana’s existing Petersburg Generating Station, the project will power the equivalent of 45,000 homes during peak hours. The project is expected to bring job creation and provide lasting economic benefits to the community.

“Pike County welcomes the new investment of the Petersburg Solar Project and the several benefits of the project including new construction jobs and new tax revenue to the county,” said Ashley Willis, Director of Economic Development, Pike County Economic Development Corporation. “Our community embraces new business, industry and job creation. Clean energy is critical infrastructure for the future and Pike County is proud to be a part of the exciting industry sector.”

AES Indiana will acquire the project from a subsidiary of NextEra Energy Resources, LLC. NextEra Energy Resources will develop and construct the project.

“We are pleased to work with AES Indiana on this innovative solar and storage project,” said Matt Handel, senior vice president of development for NextEra Energy Resources.

News release

"The Petersburg Solar Project will bring economic benefits and clean, homegrown energy to the region for decades to come."

This project requires approval by the Indiana Utility Regulatory Commission (IURC). If approved, the project is expected to be operational no later than May 1, 2024. Last month, AES Indiana received approval from the IURC to acquire the Hardy Hills 195 MW solar project in Clinton County, Ind.

“The Petersburg Solar Project is another step in our strategy to accelerate the future of energy by diversifying our portfolio to include renewables along with conventional fuel sources and to prioritize major investments to modernize our energy grid,” said Lund.

Since 2015, AES Indiana has achieved a 67 percent decrease in emissions, including a 33 percent reduction of CO2 emissions rate. In 2019, AES Indiana went through an extensive Integrated Resource Planning process and identified new and diverse generation resources to serve customer needs at the reasonable, least cost for the future. The extensive bid process included an all-source request for proposals.

The Petersburg Solar Project and others like it will provide long-term savings to AES Indiana customers. Learn more about how we are accelerating the future of energy, together at aesindiana.com/hellofuture.

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About AES Indiana
AES Indiana, an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, AES Indiana has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please Connect with AES Indiana on Twitter, Facebook, and LinkedIn. For more information about how AES Indiana is accelerating the future of energy, visit aesindiana.com/hellofuture.